                                                                   EXHIBIT 10.44

Confidential Treatment has been requested with respect to portions of the agreement indicated with an asterisk [*]. A complete copy of this agreement, including the redacted terms, has been separately filed with the Securities and Exchange Commission.




                        Global Sports Interactive, Inc.


                            ______________________



                         Strategic Alliance Agreement

                                    among

                        Global Sports Interactive, Inc.

                                      and

                               Bluelight.Com LLC

                                 Table of Contents

Section                                                                 Page
-------                                                                 ----
      1  Definitions.................................................    1
      2  Development and Operation of the Web Site...................    2
      3  Customer Service............................................    3
      4  Licensed Materials..........................................    3
      5  Supply of Merchandise and Warehousing.......................    3
      6  Order Processing............................................    4
      7  Fulfillment of Accepted Orders and Returns..................    5
      8  Form of Communication.......................................    6
      9  Payment.....................................................    6
     10  No Merchandise Warranty.....................................    7
     11  GSI Representations and Warranties..........................    7
     12  GSI Indemnification.........................................    7
     13  Blue Representations and Warranties.........................    7
     14  Blue Indemnification........................................    7
     15  Customer Data...............................................    8
     16  Confidentiality.............................................    8
     17  Limitation of Liability.....................................   10
     18  Term and Termination........................................   10
     19  Force Majeure...............................................   11
     20  Miscellaneous Provisions....................................   11

Schedules
---------

         Schedule A:  Designated Web Sites
         Schedule B:  Fulfillment Requirements Structure

                         Strategic Alliance Agreement

     This Strategic Alliance Agreement is made by and among Global Sports Interactive, Inc., ("GSI") a Pennsylvania corporation with its principal place of business located at 1075 First Avenue, King of Prussia, Pennsylvania, 19406, Bluelight.Com LLC ("Blue") a Delaware limited liability company with its principal place of business located at 150 Post, Suite 670 San Francisco, CA 94105, this 28th day of February, 2000 (the "Effective Date").

                                   RECITALS

1    GSI is in the business of, inter alia, providing retailers with selection
                                ----------
     and acquisition of merchandise, warehousing and fulfillment functions in connection with such retailers e-commerce business.

2 Blue is in the business of owning and operating an e-commerce enabled Web site offering a comprehensive selection of goods, including Sporting Goods, through its on-line stores.

3 Blue desires to outsource the selection and acquisition of merchandise, warehousing and fulfillment functions for Sporting Goods in connection with its on-line stores.

4 GSI desires to provide Blue selection and acquisition of merchandise, warehousing and fulfillment services for sales of Sporting Goods through the Blue on-line stores for shipment to customers within the United States.

5 GSI and Blue desire to enter into this Agreement in order to set forth their respective rights and obligations with respect to GSI's selection and acquisition of merchandise, warehousing and fulfillment functions for Sporting Goods in connection with Blue's on-line stores.


                                   AGREEMENT

     GSI and Blue (each a "Party" and collectively, the "Parties"), in consideration of the mutual promises contained herein, and intending to be legally bound, agree as follows.


1 Definitions. Capitalized terms have the following meanings in this Agreement.

     1.1  Agreement means this Strategic Alliance Agreement.
          ---------

     1.2  Blue Light Specials means Merchandise offered for sale on the Web Site
          -------------------
          at a price reduced by at least [*] percent ([*]) from (i) the manufacturers suggested retail price if such price is available, or
          (ii) if there is no manufacturers suggested price, the Retail Price; or (iii) such other mutually agreed upon price.

     1.3  Customer means a person who places an Order.
          --------

     1.4  Designated Web sites means the Web sites identified on Schedule A
          --------------------
          attached to this Agreement as such schedule may be amended by GSI.

     1.5  GSI Content means illustrations, graphics, audio, video, text,
          -----------
          photographs, films, slides, prints, negatives, recordings, drawings, sketches, artwork, digital images, and other renderings and information, depicting, describing, identifying, or otherwise related to Merchandise that (a) is reasonably available to GSI; (b) GSI is not prohibited from licensing as required by this Agreement; and (c) is generally available on Web sites operated by GSI.

     1.6  GSI Product Database means the database maintained by GSI, in
          --------------------
          computer-readable format, of information regarding Merchandise which information includes, without limitation, SKU numbers, Merchandise availability, product availability, and pricing.

     1.7  Launch Date means the date on which Sporting Goods on the Blue Web
          -----------
          Site are first available to the public and which are supplied by GSI under this Agreement.

     1.8  Licensed Materials means GSI Content and the GSI Product Database as
          ------------------
          provided to Blue and as may be modified, revised, or updated in accordance with this Agreement.

     1.9  Markdowns means Merchandise offered for sale on the Designated Web
          ---------
          sites or to Blue under this Agreement at a price reduced from its original price and available only in limited quantities.

     1.10  Merchandise means Sporting Goods merchandise generally offered for
           -----------
          sale through the Designated Web sites and other merchandise that GSI may offer and Blue may, in its sole discretion, accept for sale under this Agreement. Merchandise includes without limitation, Blue Light Specials. Merchandise does not include (a) merchandise acquired by GSI exclusively for, or manufactured exclusively for, or sold under a trademark of, the retailer related to a Designated Web site; (b) except for Blue Light Specials and Markdowns, merchandise offered for sale through such Designated Web sites at a price reduced from its original price and available only in limited quantities, including without limitation end-of-season or excess merchandise; or (c) merchandise that GSI is prohibited from providing to Blue by the related licensee or licensor of licensed merchandise or the related manufacturer.

     1.11  Order means an order for Merchandise through the Web Site, through
           -----
           800 numbers or by any other electronic medium.

     1.12  Retail Price means the lowest initial selling price that an item is
           ------------
           originally made available to the public on the Designated Web sites.

     1.13  SKU means a stock keeping unit of merchandise.
           ---

     1.14  Sporting Goods means sports equipment, recreational equipment,
           --------------
           sporting apparel, and athletic footwear.

     1.15  Web Site means the e-commerce enabled Web site operated by or on
           --------
           behalf of Blue as its online retail store for Sporting Goods.

     1.16  Web means the Internet client-server hypertext distributed
           ---
          information retrieval system known as the World Wide Web.

2 Development and Operation of the Web Site. Blue shall develop the Sporting Goods portion of the Web Site and beginning on the Launch Date and throughout the term of this Agreement, shall operate and maintain the Web Site. Except for the services to be provided by GSI hereunder, Blue shall be solely responsible for all operating functions of the Web Site, including, but not limited to, Order processing, second-level customer service (except as provided in Section 3), development, maintenance and hosting of the Web Site. Subject to Section 5 hereof, Blue shall not offer Sporting Goods offered for sale by GSI under this Agreement for sale through any Web site, any kiosks in any Kmart stores or otherwise except through the Web Site unless such Sporting Goods is acquired from GSI. At Blue's discretion, GSI will have the right to operate kiosks in the Sporting Goods departments of Kmart stores.

3 Customer Service. GSI shall provide to Blue, Merchandise inventory levels and availability, Order and shipping confirmations, Order shipping tracking information as made available to GSI by the common carrier, and such other Merchandise and Order information that is commercially reasonably available to GSI and reasonably necessary for Blue's customer service, in compliance with the standards set forth in Blue's Vendor Packet, a copy of which is attached hereto as Schedule B. GSI shall provide such customer service to Blue's as shall be mutually agreed upon by the parties. Additionally, GSI shall use commercially reasonable efforts to satisfy the service level standards with regard to fulfillment and customer services, as set forth on Schedule B.

4    Licensed Materials

     4.1  License to GSI Content and the GSI Product Database. GSI shall
          ---------------------------------------------------
          provide to Blue the Licensed Materials subject to, and grants to Blue, a personal, nontransferable (except in accordance with this Agreement), nonexclusive, limited license for the term of this Agreement to use, reproduce, display, transmit, and publicly perform the Licensed Materials solely in connection with the sale of Merchandise through the Web Site. Blue shall not (a) copy (except as reasonably necessary to use the Licensed Materials in accordance with this Agreement); (b) modify, adapt, translate or create derivative works based upon the Licensed Materials; (c) remove, erase, or tamper with any copyright or other proprietary notice printed or stamped on, affixed to, or encoded or recorded in the Licensed Materials, or fail to preserve all copyright and other proprietary notices in any copy of any of the Licensed Materials made by Blue; or (d) sell, market, license, sublicense, distribute, or otherwise grant to any person any right to use the Licensed Materials without the prior consent of GSI. Any and all rights not explicitly granted under this Agreement are expressly reserved by and to GSI.

     4.2  Updating the GSI Product Database. GSI shall update the information
          ---------------------------------
          in the GSI Product Database no less frequently than once per day. Such updates shall include the addition of SKU numbers and other information for added SKUs, the removal of SKU numbers and other information for unavailable SKUs, revised SKU availability, information, pricing, shipping, and special handling fees, and inventory availability provided throughout each day based upon Blue's reasonable requirements.

5   Pricing, Supply of Merchandise and Warehousing

    5.1   Exclusive Source of Sporting Goods. Subject to the exceptions in this
          ----------------------------------
          Section 5.1, GSI shall be the exclusive source of Sporting Goods for sale through the Web Site. GSI will be responsible for purchasing, directly from manufactures, all Sporting Goods to be sold on the Web Site. GSI will use commercially reasonable efforts to (i) maintain the level of products currently available on the Designated Web sites, and
          (ii) ensure that the availability of Sporting Goods on the Web Site exceeds the current level of Sporting Goods available at a typical Kmart store.

          5.1.1 Unavailable Brand Names. Blue may obtain from third parties
                -----------------------
                for sale through the Web Site brand name Sporting Goods if such brand name is not available through GSI provided that, if such Sporting Goods subsequently become available through GSI, Blue shall obtain such Sporting Goods from GSI under this Agreement after the termination of such replacement third-party vendor contracts, Blue agrees that it shall terminate, without causing a breach, such replacement third-party vendor contract as soon as possible after such Sporting Goods become available through GSI, but, in no event, shall Blue be required to terminate any such contract prior to 180 days after such Sporting Goods become available through GSI.

          5.1.2 Unavailable Products. Blue may obtain from third parties for
                --------------------
                sale through the Web Site specific products of brand name Sporting Goods if Blue determines that such products are regularly sold in Kmart stores and are not available through GSI; provided that, if such products subsequently become available through GSI Blue shall obtain such products from GSI under this Agreement after the termination of such replacement third-party vendor contracts. Blue agrees that it shall terminate, without causing a breach, such replacement third-party vendor contract as soon as possible after such Sporting Goods become available through GSI, but, in no event, shall Blue be required to terminate any such contract prior to180 days after such Sporting Goods become available through GSI.

    5.2   Blue Light Specials. GSI and Blue agree that during each twelve (12)
          -------------------
          month period of this Agreement, GSI and Blue will mutually agree to provide no less than [*] Blue Light Specials for sale on the Web Site. All procurement and fulfillment functions for products designated as Blue Light Specials which GSI and Blue have agreed upon shall be performed, at Blue's option, either by Blue or GSI. In the event that Blue and GSI do not agree on any particular Blue Light Special, Blue shall have the right to provide such Blue Light Special for sale on the Web Site; provided, however, GSI shall not have any special or extra obligations (beyond its regular contractual duties hereunder) with respect to such Blue Light Special and Blue shall pay GSI such amount for such Blue Light Special as set forth in Section 9.1 hereof. Nothing herein restricts or otherwise limits Blue's rights and ability to provide Blue Light Specials involving Sporting Goods in conjunction with Kmart Corporation without GSI's involvement.

    5.3   Inventory and Warehousing. GSI will arrange for all Merchandise that
          -------------------------
          it procures and makes available to Blue to be delivered, received and stored by GSI. GSI's inventory of Merchandise to be provided for sale on Blue's Web Site shall be maintained at facilities owned, controlled, or under contract to GSI.

    5.4   Pricing. Blue shall determine the pricing and product selection of
          --------
          Merchandise on the Web Site.

6   Order Processing

     6.1  Blue Submission of Orders. Blue shall transmit Orders to GSI. Each
          -------------------------
          Order shall include

          6.1.1  the Customer's name,
          6.1.2  the recipient's name if different from the Customer's name,
          6.1.3 the complete shipping address which address shall be a street address and shall not be a post office box or similar address,

         6.1.4  the Customer's telephone number,
         6.1.5  the Customer's email address,
         6.1.6  all shipping instructions, and
         6.1.7 the SKU numbers, product descriptions, and prices charged by Blue to the Customer for each SKU.

    6.2   GSI's Acceptance or Rejection of Orders. GSI shall accept Orders for
          ---------------------------------------
          shipment to addresses worldwide that include the information required by Section 6.1 of this Agreement and for which the related Merchandise is available; provided that such Orders to be shipped outside the United States are shipped on Blue's shipping account. GSI shall reject all other Orders.

    6.3  GSI Confirmation. Within 4 hours of GSI's receipt of an Order, GSI
         ----------------
         shall confirm to Blue GSI's receipt of such Orders which confirmation shall state whether the Order was accepted, rejected due to incomplete information, or rejected due to unavailable Merchandise.

7   Fulfillment of Accepted Orders and Returns

    7.1   Assembly and Packaging. GSI shall assemble and package for shipping
          ----------------------
          all accepted Orders in accordance with Schedule B attached to this Agreement. Orders will be packaged under the Blue name and with no reference to GSI and, whenever practicable, GSI will package and ship SKUs in a single Order together. Blue shall provide initial packing slip schema to GSI, with GSI to bear subsequent reproduction costs consistent with GSI's current proportional costs with regard to the Designated Web sites as such amounts are determined by GSI and demonstrated to Blue.

    7.2   Risk of Loss. As between the Parties, title and risk of loss shall
          ------------
          pass to Blue upon GSI's delivery of the Merchandise to the common carrier at the point of shipment.

    7.3   Order Priority. All accepted orders, including without limitation,
          --------------
          accepted Orders, shall be processed by GSI in the order that they were received by GSI.

    7.4   Shipping Methods. GSI shall coordinate the shipping of all accepted
          ----------------
          Orders with United Parcel Service through Blue's account. Blue shall provide for shipping by United Parcel Service standard, United Parcel Service second day, or United Parcel Service next day service or by common carrier. GSI shall comply with the special shipping instructions included with an Order unless the Merchandise does not meet the shipper's requirements for the requested methods.

    7.5   Returns. For all Merchandise shipped by GSI on behalf of Blue, GSI
          -------
          shall provide instructions on how to return Merchandise directly to the fulfillment center or other location designated by Blue. GSI shall accept the return of Merchandise sold through the Web Site that is returned by the Customer for any reason. GSI shall accept the return of Merchandise sold through the Web Site that is returned to GSI unused and in a condition suitable for resale as new goods. GSI shall be obligated to accept the return of any Merchandise under this
          Section 7.5 only if such Merchandise (a) is returned to GSI within 30 days of GSI's issuance of its return authorization and (b) which return authorization was issued by GSI within 30 days of GSI's shipment of the Merchandise. Blue will make commercially reasonable efforts to ensure that, to the extent any merchandise sold by Blue is returnable at Kmart stores, the Merchandise sold hereunder will also be returnable at Kmart stores, whether or not Kmart carries such Merchandise in its stores. GSI shall credit Blue for [*] of the amount Blue paid to GSI for such Merchandise returned.

    7.6   Reports. GSI shall transmit to Blue the reports identified on and in
          -------
          accordance with Schedule B.

8 Form of Communication. All Orders transmitted by Blue and all confirmations of Orders and shipments and reports transmitted by GSI pursuant to this Agreement shall be provided in a form reasonably acceptable to the recipient and shall be communicated electronically.

9   Payment

    9.1   Price for Merchandise. Blue shall pay to GSI, for each unit of
          ---------------------
          Merchandise sold on the Web Site, an amount equal to the [*]; provided that during the [*] month period commencing on the Effective Date, the [*], shall be the price used for the purpose of the calculation in clause (b), unless [*]; provided further, that after the end of such [*] month period, [*].

    9.2   Markdowns. Blue shall pay to GSI, for Markdowns sold on the Web Site,
          ----------
          an amount equal to [*] of the marked down selling price provided by GSI.

    9.3   Other Charges. In addition to amounts due GSI for Merchandise, Blue
          -------------
          Light Specials and Markdowns, Blue shall pay to GSI its actual costs in connection with shipping Orders, its actual costs for post-delivery assembly of Merchandise or other similar post-delivery services, any and all other amounts due GSI under this Agreement, and for taxes, if any, assessed on Orders paid by GSI unless such taxes are paid by Blue.

    9.4   Invoices. GSI shall submit invoices to Blue for amounts due under
          --------
          this Agreement on the last day of each month.

    9.5   Payment. Blue shall pay all amounts due under this Agreement  within
          --------
          15 days of the invoice date. All payments shall be by wire transfer to such account as GSI may designate.

    9.6   Late Payment. Interest at the rate of one and one-half percent (1.5%)
          ------------
          per month (or, if lower, the maximum rate permitted by applicable law) shall accrue from the date due to the date paid on any amount not paid by when such amount was due.

    9.7   Advertising Revenue.
          -------------------

          9.7.1 Nothing herein limits Blue's right and ability to sell banner and other types of advertisements (the "Advertisements") on the Sporting Goods section of the Web Site at its own cost and expense.

          9.7.2 Blue shall pay to GSI [*] of all "Net Revenue Received" from the sale of any Advertisements to [*], based on those [*] identified in writing by [*] (which [*] list shall be updated by [*]. For purpose of this Agreement, Net Revenue Received shall equal the cash consideration actually received from an advertiser, less any selling expenses incurred by Blue in the sale of such Advertisement; provided, however, such selling expenses cannot exceed [*] of the aggregate amounts received for such Advertising. All amounts due from Blue to GSI hereunder shall be due and payable monthly by the 30th day after the end of the calendar month in which Net Revenue Received was received by or on behalf of Blue.

10 No Merchandise Warranty. Blue acknowledges that GSI is not the manufacturer of the Merchandise. GSI agrees to pass on to Blue any and all warranties made to GSI by manufacturers and vendors of the Merchandise, if any such warranties are made and if such warranties can be passed on to Blue. EXCEPT FOR WARRANTIES, IF ANY, FROM MANUFACTURERS OR VENDORS OF THE MERCHANDISE, GSI IS FURNISHING THE MERCHANDISE TO CUSTOMERS "AS IS," WITHOUT ANY, AND DISCLAIMS ALL, WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY AGAINST INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADE SECRETS, OR OTHER INTELLECTUAL PROPERTY RIGHTS.

11 GSI Representations and Warranties. GSI represents and warrants that during the term of this Agreement, GSI Content as delivered to Blue shall not (a) infringe any intellectual property rights of any person or any rights of publicity, personality, or privacy of any person; (b) violate any law, statute, ordinance, or regulation (including without limitation, the laws and regulations governing export control, unfair competition, anti-discrimination, consumer protection, or false advertising); (c) be defamatory, libelous or trade libelous, unlawfully threatening, or unlawfully harassing; (d) be obscene, pornographic, or indecent; or (e) violate any community or Internet standard.


12 GSI Indemnification. GSI shall defend Blue and its affiliates, and the directors, officers, employees, and agents of Blue and its affiliates ("Indemnitees"), at GSI's sole cost and expense, against any and all third-party claims, actions, suits, or other proceedings against Indemnitees (a) arising from or related to any injuries, including without limitation, death, to persons or any damage to property occurring as a result of the negligence or willful misconduct of GSI (or its employees) or GSI's breach of this Agreement or (b) arising from or related to any breach of any of GSI's representations or warranties in this Agreement, or (c) based on the GSI Content, and GSI shall indemnify and hold Indemnitees harmless from and against any and all judgments, losses, liabilities, damages, costs, and expenses (including without limitation, reasonable attorney's fees and attorney's disbursements) arising out of or incurred in connection with such claims, actions, suits, or other proceedings. GSI shall have the right to control the defense and settlement of any claims or actions that GSI is obligated to defend, but Blue shall have the right to participate in such claims or actions at its own cost and expense.

13 Blue Representations and Warranties. Blue represents and warrants that during the term of this Agreement, it shall have and abide by the terms of its Web site privacy policy, which policy shall be consistent with the then current generally accepted privacy policies of retail e-commerce Web sites.

14 Blue Indemnification. Blue shall defend GSI and its affiliates, and the directors, officers, employees, and agents of GSI and its affiliates ("Indemnitees"), at Blue's sole cost and expense, against any and all third-party claims, actions, suits, or other proceedings against Indemnitees (a) alleging the failure to pay or underpayment of any sales or similar tax arising from the sale of Merchandise through the Web Site; (b) arising from or related to any injuries, including without limitation, death, to persons or any damage to property occurring as a result of the negligence or willful misconduct of Blue or Blue's employees; (c) alleging claims based on the Web Site (exclusive of any GSI Content); (d) by a Customer alleging breach of warranty; or (e) arising from or related to any breach of any of Blue's representations or warranties in this Agreement, and shall indemnify and hold Indemnitees harmless from and against any and all judgments, losses, liabilities, damages, costs, and expenses (including without limitation, reasonable attorney's fees and attorney's disbursements) arising out of or incurred in connection with such claims, actions, suits, or other proceedings. Blue shall have the right to control the defense and settlement of any claims or actions that Blue is obligated to defend, but GSI shall have the right to participate in such claims or actions at its own cost and expense.

15 Customer Data. All "User Data" and related information collected from Customers' use of the Web Site and Orders shall be the [*]and shall be deemed Confidential Information of [*] under Section 16 of this Agreement. [*] For purposes of this Agreement, "User Data" shall mean all names, mailing addresses, shipping addresses, telephone numbers, e-mail addresses, purchasing data and any other identifying information submitted or disclosed by Customers.


16  Confidentiality

    16.1  Confidential Information. The term "Confidential Information" means
          ------------------------
          any and all technical and non-technical information including, without limitation, patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future, and proposed products and services of either Party, and includes without limitation, their respective information concerning research, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, key personnel, suppliers, customers, prospective customers, policies or operational methods, plans for future developments, business forecasts, sales and merchandising, and marketing plans and information, in whatever form disclosed. Confidential Information does not include items that were

          16.1.1 possessed by the receiving Party prior to receipt or access pursuant to this Agreement other than through prior disclosure by the disclosing Party as evidenced by the receiving Party's written records;

          16.1.2 independently developed by the receiving Party without the benefit of disclosure by the disclosing Party as evidenced by the receiving Party's written records;

          16.1.3 published or available to the general public other than through a breach of this Agreement or breach by a third party of its confidentiality obligations to the disclosing Party;

          16.1.4 obtained by the receiving Party from a third party with a valid right to disclose such Confidential Information, provided that such third party is not under a confidentiality obligation to the disclosing Party; or

          A combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination is published or is available to the general public or in the rightful possession of the receiving Party.

    16.2  Obligation of Confidentiality. Each Party shall permanently hold,
          -----------------------------
          and cause their respective personnel to hold, Confidential Information in strict confidence. The receiving Party may disclose Confidential Information that is required to be disclosed by governmental agencies, regulatory authorities, or pursuant to court order only to the extent such disclosure is required by law and only provided that the receiving Party provides reasonable prior notice to the disclosing Party of the disclosure. Except as specifically permitted by this Agreement, neither Party shall duplicate or use, or permit the duplication or use of, Confidential Information or disclose or permit the disclosure of Confidential Information to any person or entity. Each Party shall limit the duplication and use of Confidential Information to the performance of its obligations under this Agreement and shall limit access to and possession of Confidential Information only to those of its personnel whose responsibilities under this Agreement reasonably require such access or possession. Each Party shall advise all such persons before they receive access to or possession of Confidential Information of the confidential nature of the Confidential Information and require them to abide by the terms of this Agreement. Any duplication, use, disclosure, or other act or omission by any person that obtains access to or possession of Confidential Information through the receiving Party that would be a breach of this Agreement if committed by the receiving Party is deemed a breach of this Agreement by the receiving Party for which the receiving Party shall be responsible. If disclosure of a Party's Confidential Information is sought pursuant to judicial process, the Party receiving such request shall promptly notify the Party whose Confidential Information is so requested and shall cooperate with such Party to maintain the confidentiality of such Confidential Information (e.g., through opposition proceedings or a protective order).


    16.3  Ownership of Confidential Information and Other Materials. All
          ---------------------------------------------------------
          Confidential Information, and any Derivatives (as defined below) thereof whether the Derivative was created by the disclosing or receiving Party, shall remain the property of the disclosing Party and except as specifically provided by this Agreement, no license or other rights to such Confidential Information or Derivatives is granted or implied by this Agreement. For purposes of this Agreement, "Derivatives" shall mean (a) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material that is or may be subject to protection as a trade secret, any new material derived from such material, including new material which may be protected by copyright, patent, or trade secret or other proprietary rights.

    16.4  Return of Confidential Information. Each Party shall deliver, or at
          ----------------------------------
          the disclosing Party's option destroy, all Confidential Information and deliver, or at the disclosing Party's option destroy, all copies to the disclosing Party upon the expiration or termination of this Agreement or at the disclosing Party's request. Notwithstanding the foregoing, with Blue's prior written consent, GSI may retain such Confidential Information of Blue as may be reasonably necessary to document its performance under this Agreement but such Confidential Information shall remain subject to this Section 16.

    16.5  Remedy. The Parties each acknowledge that the disclosing Party will
          ------
          be irreparably harmed if the receiving Party's obligations under this
          Section 16 are not performed, and that the disclosing Party would not have an adequate remedy at law in the event of a violation by the receiving Party of such obligations. The receiving Party agrees and consents that the disclosing Party shall be entitled, in addition to all other rights and remedies to which the disclosing Party may be entitled, to have a decree of specific performance or an injunction issued requiring any such violation to be cured and enjoining all persons involved from continuing the violation. The existence of any claim or cause of action that the receiving Party or any other person may have against the disclosing Party shall not constitute a defense or bar the enforcement of this Section
          16. The receiving Party acknowledges that the restrictions in this
          Section 16 are reasonable and necessary to protect legitimate business interests of the disclosing Party.

17 Limitation of Liability. Except for (i) the parties' indemnification obligations pursuant to sections 12 and 14, (ii) any liability due to breach of [*] obligations concerning [*], and (iii) any liability for money owed by Blue to GSI for the purchase of Merchandise hereunder, the total liability of either party under this Agreement shall under no circumstances exceed the amounts actually paid by Blue to GSI during the immediately preceding 12 months under this Agreement. Under no circumstances shall either party be liable to the other or to any other person for lost revenues, lost profits, loss of business, or any indirect, incidental, special, punitive, or consequential damages of any nature, regardless of legal theory and whether or not foreseeable, even if the exclusive remedies provided by this agreement fail of their essential purpose and even if either Party has been advised of the possibility or probability of such damages. The remedies specifically provided by this Agreement and the provisions of this Section 17 set forth the parties' exclusive remedies and allocate between the parties the risks under this Agreement, some of which may be unknown or indeterminable. Such limitations were a material inducement for each party to enter into this Agreement, and the Parties have relied upon such limitations in determining whether to enter into this Agreement.


18  Term and Termination

    18.1  Term. The term of this Agreement shall commence on the Effective Date
          ----
          and continue until 11:59 p.m. Philadelphia time on the fifth (60 month) anniversary date of the Launch Date unless earlier terminated in accordance with Section 18.2 or 18.3 below; provided, however, that if at least 30 days, but not more than 60 days, prior to the two and one-half year (30 month) anniversary date of the Launch Date, [*].

    18.2  Termination by Blue. Blue may terminate this Agreement immediately
          -------------------
          by giving notice of termination to GSI and without prejudice to any other rights or remedies Blue may have, upon the occurrence of any of the following events:

               (1) GSI breaches any of its material obligations under this Agreement and does not cure the breach within 30 days after GSI's receipt of Blue's notice of the breach; or

               (2) a voluntary petition is commenced by GSI under the Bankruptcy Code, as amended, 11 U.S.C. (S) 101 et seq; GSI has an involuntary petition commenced against it under the Bankruptcy Code and such petition is not dismissed within 60 days after filing; GSI becomes insolvent; or any substantial part of GSI's property becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency; or liquidates or otherwise discontinues all or a significant part of its business operations.

     18.3 Termination by GSI. GSI may terminate this Agreement immediately by
          ------------------
          giving notice of termination to Blue and without prejudice to any other rights or remedies GSI may have, upon the occurrence of any of the following events:

               (1) Blue breaches any of its material obligations under this Agreement and does not cure the breach within 30 days after Blue's receipt of GSI's notice of the breach; or

               (2) a voluntary petition is commenced by Blue under the Bankruptcy Code, as amended, 11 U.S.C. (S) 101 et seq; Blue has an involuntary petition commenced against it under the Bankruptcy Code and such petition is not dismissed within 60 days after filing; Blue becomes insolvent; or any substantial part of Blue's property becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency; or liquidates or otherwise discontinues all or a significant part of its business operations.

    18.4  Effect of Expiration or Termination. Upon the expiration or
          -----------------------------------
          termination of this Agreement, whether under this Section 18 or otherwise, each Party shall return or destroy all Confidential Information of the other Party pursuant to Section 16, Blue shall discontinue all use of the Licensed Materials, and Blue shall promptly return to GSI all copies of Licensed Materials in Blue's possession. Blue shall remain liable for all payments due GSI, and GSI for all refund credits, with respect to the period ending on the date of termination.

    18.5  Survival. Sections 1, 10, 11, 12, 13, 14, 15, 16, 17, 18.4, 18.5,
          --------
          19, and 20 of this Agreement survive any expiration or termination of this Agreement.

19 Force Majeure. Except for the obligation to pay money, neither Party shall be liable to the other Party for non-performance of this Agreement in whole or in part, if (a) the non-performance is caused by the other Party or events or conditions beyond that Party's reasonable and actual control and for which that Party is not responsible under this Agreement, (b) the Party gives prompt notice under Section 20.1, and (c) the Party makes all commercially reasonable efforts to perform.

20  Miscellaneous Provisions

    20.1  Notice. All notices, consents, and other communications under or
          ------
          regarding this Agreement shall be in writing and shall be deemed to have been received on the earlier of the date of actual receipt, the third business day after being mailed by certified mail, or the first business day after being sent by a reputable overnight delivery service. Any notice may be given by facsimile, provided that a signed written original is sent by one of the foregoing methods within 24 hours thereafter. Blue's address for notices is

                         Bluelight.Com, Inc.
                         150 Post Street
                         San Francisco, CA 94105
                         Attention: CEO
                         Facsimile: [*]

               with a copy to

                         Cooley Godward LLP
                         Five Palo Alto Square
                         Palo Alto CA 94306
                         Attention: [*]

                         Facsimile:  [*]

          GSI's address for notices is

                               Global Sports Interactive, Inc.
                               1075 First Avenue
                               King of Prussia, PA 19406
                               Attention: Chief Executive Officer
                               Facsimile: (610) 265-2866

               with a copy to: Global Sports Interactive, Inc.
                               1075 First Avenue
                               King of Prussia, PA 19406
                               Attention: General Counsel
                               Facsimile: (610) 265-2866

          Either Party may change its address for notices by giving written notice of the new address to the other Party in accordance with this
          Section 20.1.

     20.2 Competitor Restrictions.  GSI agrees that during the calendar year
          -----------------------
          ending December 31, 2000, GSI shall not operate an e-commerce Sporting Goods business for Wal-Mart, Target or Costco, any entity operating under the same brand name as any of the foregoing, or any subsidiary or affiliate of any of the foregoing.

     20.2 Assignment.  This Agreement may not be assigned by either Party
          ----------
          without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing,
          (a) either Party may assign this Agreement upon notice to, and without the consent of, the other Party to any person or entity that acquires the assignor's business or substantially all of the assignor's assets by merger, stock sale, or other means provided that the assignee is capable of performing assignor's obligations under this Agreement and
          (b) GSI may assign this agreement upon notice to Blue to a subsidiary of GSI or to any subsidiary of Global Sports, Inc., again provided that the assignee is capable of performing assignor's obligations under this Agreement. Any attempted assignment in violation of this
          Section 20.2 shall be void.

     20.3 No Third-Party Beneficiaries.  The Parties do not intend, nor shall
          ----------------------------
          any clause be interpreted, to create under this Agreement any obligations or benefits to, or rights in, any third party from either Blue or GSI.

     20.4  Independent Contractor.  GSI and Blue are each independent
           ----------------------
           contractors and neither Party shall be, nor represent itself to be, the franchiser, partner, broker, employee, servant, agent, or legal representative of the other Party for any purpose whatsoever. Neither Party is granted any right or authority to assume or create any obligation or responsibility, express or implied, in behalf of, or in the name of, the other Party, or to bind the other Party in any matter or thing whatsoever. The Parties do not intend to form a partnership or joint venture as a result of this Agreement.

     20.5  Publicity.  Neither Party shall issue any press release regarding
           ---------
           this Agreement or otherwise disclose the existence or terms of this Agreement without the prior written consent of the other Party except to the extent such disclosure is required by law, including, but not limited to, required disclosure to the Securities and Exchange Commission, and only if the disclosing Party provides reasonable prior notice to other Party of the disclosure. If GSI determines that it is required to disclose the terms hereof to the Securities and Exchange Commission, GSI agrees to seek confidential treatment of any such disclosure of financial terms.

     20.6  Cumulative Remedies.  All remedies available to either Party for
           -------------------
           breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

     20.7  Waiver.  The waiver or failure of either Party to exercise in any
           ------
           respect any right provided hereunder shall not be deemed a waiver of such right in the future or a waiver of any other rights established under this Agreement.

     20.8  Enforceability.  This Agreement shall be enforceable notwithstanding
           --------------
           the existence of any claim or cause of action one Party may have against the other Party.

     20.9  Severability. Should any term or provision of this Agreement be held
           ------------
           to any extent unenforceable, invalid, or prohibited under law, then such provision shall be deemed restated to reflect the original intention of the Parties as nearly as possible in accordance with applicable law and the remainder of this Agreement The application of such term or provision to persons, property, or circumstances other than those as to which it is invalid, unenforceable, or prohibited, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     20.10 Headings.  Section headings are for reference only and shall not
           --------
           affect the interpretation of this Agreement.

     20.11 Successors in Interest.  This Agreement and all of the provisions in
           ----------------------
           this Agreement shall be binding upon and inure to the benefit of the successors in interest and assigns of the Parties, subject to the provisions of Section 20.2 of this Agreement.

     20.12 Applicable Law. This Agreement shall be governed in all respects by
           --------------
           the laws of the State of Delaware without giving effect to its rules relating to conflict of laws. In any action between the parties arising out of or relating to this Agreement, the prevailing party shall be entitled to an award of its reasonable legal fees and expeneses in connection therewith.

     20.13 Order of Precedence.  Any and all ambiguities or inconsistencies
           -------------------
           between a Schedule and this document shall be resolved by giving precedence to the Schedule over this document. Silence on any matter in a Schedule will not negate the provision in this document as to that matter.

     20.14 Entire Agreement.  This Agreement and the attached Schedules
           ----------------
           constitute the complete and exclusive statement of the agreement between the Parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior oral or written communications, proposals, representations, and agreements. It may be amended only by mutual agreement expressed in writing and signed by both Parties.

     20.15 Counterparts. This Agreement may be executed in any number of
           ------------
           separate counterparts each of which when executed by and delivered to the other Party shall be an original as against the Party whose signature appears thereon, but all such counterparts shall together constitute one and the same instrument.

     The Parties accept this Agreement and have caused this Agreement to be executed and do each hereby represent and warrant that its respective signatory whose signature appears below has been and is on the date executed duly authorized by all necessary and appropriate corporate action to execute this Agreement on its behalf.


Global Sports Interactive, Inc.             Bluelight.com LLC

By: ________________________                By: ________________________

Name: Michael R. Rubin                      Name: Mark H. Goldstein

Title: Chief Executive Officer              Title: Chief Executive Officer

Date: February 28, 2000                     Date: February 28, 2000______

                                  Schedule A

                             Designated Web Sites

     The Designated Web sites are the Web sites accessible through the Web at the uniform resource locators listed on this Schedule A. Terms defined in the Agreement have the same meaning in this Schedule A.


               Dunham's Sports at www.dunhams.com

               MC Sports at www.mcsports.com

               Oshman's Sporting Goods at www.oshmans.com

               Sport Chalet at www.sportchalet.com

               The Athlete's Foot at www.theathletesfoot.com

               The Sports Authority at www.thesportsauthority.com

                                  SCHEDULE B

          The parties agree that they shall cooperate in good faith during the term of the Agreement to mutually agree upon appropriate guidelines and specifications with regard to, inter alia, the service levels referred to in
                               ----------
Section 3, certain order processing, fulfillment and return processes and performance metrics, including the reports referred to in Section 8, data interchange and other such processes and procedures as shall needed between the parties.